Filed pursuant to Rule 424(b)(3)
Registration No. 333-133180
PROSPECTUS SUPPLEMENT NO. 9
(To prospectus dated December 22, 2006)

6,700,900 Shares

AeroGrow International, Inc.

Common Stock
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This prospectus supplement no. 9 supplements and amends the prospectus dated December 22, 2006, as amended and supplemented, relating to the resale by selling stockholders of up to 6,700,900 shares of common stock of AeroGrow International, Inc. (the “Company,” “we,” or “our”).  This prospectus supplement should be read in conjunction with the prospectus dated December 22, 2006 (as amended and supplemented by prospectus supplement no. 1, dated January 8, 2007, prospectus supplement no. 2, dated January 12, 2007, prospectus supplement no. 3, dated February 20, 2007, prospectus supplement no. 4, dated March 16, 2007, prospectus supplement no. 5, dated June 13, 2007, prospectus supplement no. 6, dated July 5, 2007, prospectus supplement no. 7, dated August 16, 2007, and prospectus supplement no. 8, dated September 6, 2007, the “prospectus”), which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.
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Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 5 of the prospectus.
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Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
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The table under the caption “Selling Security Holders” beginning on page 62 of the prospectus is hereby supplemented by adding to it the information regarding certain selling security holders set forth in the table entitled “Additional Selling Security Holders” below to reflect transfers of warrants by certain selling security holders and to add the transferees as selling security holders.

We prepared this table based on information supplied to us by the selling security holders named in the table below on or prior to September 17, 2007.  Information about the selling security holders may change over time.

We have assumed for purposes of the tables below that the selling security holders will sell all of the common stock issuable upon exercise of the warrants pursuant to this prospectus supplement no. 9 and the prospectus, and that any other shares of our common stock beneficially owned by the selling security holders will continue to be beneficially owned by such selling security holders.

Except as set forth below, none of the selling security holders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

The selling security holders identified below may have sold, transferred, or otherwise disposed of all or a portion of their warrants since the date on which they provided the information regarding their warrants in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

	Beneficial Ownership of Common Stock Before Offering		Maximum Number of Shares to be Sold	Beneficial Ownership of Common Stock After Offering
Name of Selling Security Holder	Number	Percentage(1)		Number	Percentage(1)
Warrant Strategies Fund LLC(2)	50,000	*	50,000	--	--
Delaware Charter FBO Steve Ossello IRA	5,000	*	5,000	--	--
Robert & Laura Hill Revocable Trust	15,815	*	15,815	--	--
Crestview Capital Master LLC(3)	41,417	*	16,415	25,002	*
Jana Lea Taylor	5,000	*	5,000	--	--
Accelera Ventures Ltd.(4)	20,000	*	20,000	--	--
Dynamic Decisions Strategic Opportunities(5)	238,758	2.0%	70,000	168,758	1.4%

*	Represents less than 1% of the number of shares of our common stock outstanding.

(1)
Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, based on 12,009,681 shares outstanding as of September 13, 2007.  In calculating these percentages for each security holder, we also treated as outstanding that number of shares of common stock issuable upon exercise of the warrants held by such security holder.  However, we did not assume the exercise of any other security holder’s warrants or options.  Unless otherwise noted, none of these selling security holders would beneficially own 1% or more of the outstanding shares of our common stock following the sale of securities in the offering.

(2)	Warrant Strategies Fund LLC is managed by Sean Molloy, and, as such, he has the power to vote or to dispose of shares held by this entity.

(3)
Crestview Capital Partners, LLC (“Crestview Partners”) is the sole manager of Crestview Capital Master, LLC (“Crestview”) and as such has the power to direct the disposition of investments owned by Crestview.  Stewart Flink, Robert Hoyt and Daniel Warsh are the managers of Crestview Partners, and as such may be deemed to share the power to vote and dispose of investments beneficially owned by Crestview Partners.  As a result, each of Messrs. Flink, Hoyt and Warsh may also be deemed  to beneficially own the above-described shares of Common Stock held by Crestview and Crestview Partners; however, each disclaims beneficial ownership of such shares of common stock.

(4)	Mr. Dennis Kam Thai Leong, a director, has the investing and voting control over such securities.

(5)	Mr. Alberto Micalizzi, chairman, has investing and voting control over such securities.

This prospectus supplement is dated September 17, 2007.